Exhibit 10.71
MONEY SERVICES AGREEMENT 1
This Money Services Agreement (“Agreement”) is between Travelers Express Company, Inc. (“Travelers Express”) and MoneyGram Payment Systems, Inc. (“MoneyGram”) (Travelers Express and MoneyGram collectively, “Company”) and Wal-Mart Stores, Inc. (“Seller”), and shall become effective on February 1, 2005 (the “Effective Date”). The terms of the Money Transfer Addendum and Amendment dated November 2, 2001, as amended (the “Original Agreement”), shall remain in full force and effect until February 1, 2005 at which time the Original Agreement will terminate in its entirety.

The purpose of this Agreement is to authorize Seller to sell Company’s money orders and money transfer services (the “Services”).

I.	APPOINTMENT. Company appoints Seller to sell the Services only as provided in this Agreement. Seller accepts the appointment and agrees to provide the Services, in accordance with this Agreement, at all locations of Seller doing business in the United States and Puerto Rico while this Agreement is in effect, to the extent permissible by local law or regulations and not in breach of Company’s pre-existing agreements with other sellers. If Seller acquires or merges with another company, Seller shall have the option in its sole discretion to convert acquired stores to selling Company money orders and providing the Money Transfer Services pursuant to this Agreement. A list of the initial Locations is attached hereto as Schedule A — List of Locations. Seller agrees to keep Company informed from time to time of Seller’s locations and their ownership and to amend Schedule A as appropriate for the addition or deletion of Locations. Seller agrees to provide the Services during all hours of operation of the Seller’s courtesy desk. So that the Company may direct transactions accordingly, Seller agrees to notify Company of the standard hours of operation of Seller’s courtesy desk and in the event of an emergency or other situation when Seller cannot provide the regular hours of operation. Seller and Company agree that Seller shall provide the Services in all of the Locations in which Company has provided Seller access to Company’s Money Order and Money Transfer System (collectively, the “Systems”). Seller’s acceptance of any form of payment other than cash is at Seller’s sole and exclusive risk.

Seller’s international locations that wish to offer the Services will be subject to additional or modified terms and conditions, including pricing, which will be negotiated and set forth in a mutually agreeable amendment to this Agreement.

II.	EXCLUSIVE AGREEMENT.
a.	Except as otherwise provided in this Agreement, Seller agrees that in its Locations, it will sell only Company’s money orders and that it will not provide any money transfer service similar to the Money Transfer Services whether directly, indirectly or through a vendor or a self-service or automated method or kiosk, except pursuant to this Agreement, or an amendment hereto.

b.	With regard to money orders, except as otherwise provided in this Agreement, Seller specifically agrees not to sell money orders for First Data Corporation, Western Union or any other money order company. This provision shall not apply to in-location banks or to existing agreements pursuant to which Seller leases space in the Locations to third parties.

c.	[*]

[1]	The appearance of [*] denotes confidential information that has been omitted from this Exhibit and filed separately with the SEC pursuant to a confidential treatment request under rule 24b-2 of The Securities Exchange Act of 1934, as amended.

d.	Test of Alternative Technology. [*] provided that it gives Company a right of first refusal for providing such technologies that may be deemed by Company a competing product or service, including a reasonable time to develop said technologies. Company’s Money Order and Money Transfer Services will also be offered in the test Locations during the test.
III.	ASSIGNMENT. Neither party may assign this Agreement without the written consent of the other party except to an entity, which controls, is controlled by or is under common control with the assigning party. Neither party may create a sub-agency. Each party represents that entering into this Agreement is not a breach of any other agreement.

IV.	SUPPLIES, EQUIPMENT AND COMPANY’S SYSTEMS.
a.	Forms. Company will provide Seller during the term of this Agreement, without charge, with money order and money transfer forms necessary for Seller to provide the Services. Seller shall be responsible for ordering from Company such forms and supplies as needed.

b.	Company’s Systems. Company shall supply Seller with equipment, hardware and software (“Company’s Systems”) necessary for Seller to provide the Services at each of Seller’s Locations. Such equipment may include a personal computer, proprietary software (including but not limited to Company’s DeltaWorks! Software), Company’s DT3 equipment, or other equipment, hardware or software provided by Company, all of which shall be deemed part of Company’s Systems. Company grants to Seller a non-exclusive license to use Company’s Systems, for the term of this Agreement. Seller shall not remove any part of Company’s Systems from the original installation Location without first providing notice to Company. Seller agrees that it will not modify, decompile or reverse engineer any part of Company’s Systems without Company’s consent. Seller is responsible for any damage, theft or loss to any part of Company’s System in Seller’s possession or control, to the extent caused by employees of Seller, except for normal wear and tear. Seller will notify Company if any of Company’s equipment is not working properly. Upon termination of this Agreement, Seller shall return all parts of Company’s System in Seller’s possession or control, at Company’s expense. If Seller fails to return any portion thereof upon termination of this Agreement, Seller shall pay Company $1000 per Location, representing the replacement cost of such Equipment at each Location. Company will be responsible for equipment returned by Seller from the time of shipment if Seller follows Company’s instructions and properly packs and ships the equipment.

c.	Maintenance and Upgrades. Company agrees to maintain equipment provided by Company to Seller as part of Company’s system, at Company’s own expense, including all upgrades necessary to accommodate changes that Company may make to the System. Company agrees that where possible, Company will notify Seller within 24 hours if it determines that maintenance is required on Seller’s equipment, such equipment is not functioning, or if the Money Transfer System network is not working properly. Company agrees to provide upgrades to the System as deemed necessary by Company from time to time, and as they become generally available to Company’s network. Company agrees that it will pay the cost of any enhancements or upgrades to the System necessary to accommodate changes that Company may make that were not initiated at the request of Seller or to accommodate Seller’s requirements. Seller shall provide all upgrades necessary to accommodate changes made at the request of Seller, or to accommodate Seller’s requirements. Company will provide customer service for consumers through Company’s call centers.

[*]	Please refer to footnote on page 1.

d.	Telecommunication. Company at its expense will provide and maintain a dedicated telephone line or Ethernet connection between Seller’s network and Company.
V.	DEVELOPING TECHNOLOGY. Other than as otherwise stated in this Agreement, any development of future technology (including hardware and/or software) on which the Money Order Services or Money Transfer Services may be provided, and any related expenses, such as connections or telecommunications, shall be negotiated in good faith and mutually agreed between the parties. In the event that the parties agree on such technology development, the terms of the development and provision of the Services (including pricing of the Services on the modified technology) shall be documented in a future amendment to this Agreement.

VI.	INDEMNIFICATION. Each party is responsible for, and agrees to indemnify the other against any and all losses, damages and expenses, (including reasonable attorneys’ fees) which such other party may sustain or incur attributable to any act or failure to act (whether negligent, dishonest, or otherwise) by the party or the party’s employee (whether or not acting within the scope of employment) in any way related to this Agreement except to the extent caused by any act or failure to act (whether negligent, dishonest or otherwise) by such other party or such other party’s employee (whether or not acting within the scope of employment.)

VII.	SECURITY AGREEMENT. Seller grants to Company a security interest in the money order materials, the proceeds of money order and money transfer sales and the right to receive payment for money orders and money transfers sold, and Seller’s rights under this Agreement. Company has the rights of a secured creditor under the Uniform Commercial Code solely with regard to the items listed above. Company agrees not to take any action on its security interest unless: i) Seller has been given prior written notice, ii) Seller’s net worth falls below 5 billion dollars, and iii) Seller is in default under this Agreement.

VIII.	INTEREST. Any amount not paid to either party when due will bear interest until paid at the annual rate of two percent above the prime rate as that prime rate may be from day to day. As used in this Agreement, “prime rate” means the prime rate published by The Wall Street Journal for corporate loans by large U.S. money center commercial banks. Interest will not exceed the amount or rate that may lawfully be charged, and any amount contracted for, charged, or taken in excess of the amount or rate allowed by law will be credited to principal or refunded.

IX.	REMEDIES. All remedies are cumulative. Delay or failure to enforce a right or pursue a remedy is not a waiver. The parties consent to jurisdiction and venue in the United States District Court for the District of Delaware, and in the courts of the state of Delaware.

X.	COMPLIANCE WITH LAW. Each party agrees to comply with all applicable laws and regulations, including laws and regulations that prohibit money laundering. Seller agrees that it will comply with local laws relating to money laundering compliance and other laws relating to its business. Company agrees that it will comply with all federal and state and local laws concerning money order licensing, regulation and money laundering compliance and will promptly advise Seller of any such laws which affect or prohibit Seller’s activities pursuant to this Agreement. The parties acknowledge that isolated incidents of non-compliance which do not constitute a pattern of non-compliance, and which do not cause either party to incur any material penalty or to be subject to any regulatory or civil enforcement action, will not be considered a breach sufficient to give rise to a right of termination of this Agreement pursuant to Section XIII, below.

XI.	NOTICES. Written notices may be sent by certified mail return receipt requested or delivered in person and must be addressed as follows:
SELLER:
Wal Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, AR 72716-8001
Attention: Senior Vice President, Wal-Mart Stores, Financial Services Division

COMPANY:
Travelers Express Company, Inc.
Attention: Contracts Administration
1550 Utica Avenue South
Minneapolis, MN 55416
XII.	ENTIRE AGREEMENT. This Agreement, including any riders, exhibits, or addenda, is the entire agreement between the parties relating to the subject of this Agreement. This Agreement can be changed only by a writing signed by both parties. If any part of this Agreement is invalid, it is severed from the rest of this Agreement, and the rest of this Agreement remains in effect.

XIII.	TERM AND TERMINATION. This Agreement is effective on the Effective Date indicated above.
a.	The initial term of this Agreement begins on the Effective Date and continues through January 31, 2009, unless extended pursuant to the terms of paragraph e, below. This Agreement will continue in one year terms thereafter unless terminated by either party as provided in this Section XIII.

b.	This Agreement may be terminated by either party as of the end of the initial term or at any time thereafter, by written notice given to the other party at least 180 days in advance of such termination. Either party may terminate this Agreement at any time immediately upon giving written notice if the other party has materially breached this Agreement and has failed to cure such breach within 30 days after written notice is given by the other party specifying the breach. The 30 day cure period does not apply to any failure by Seller to remit amounts owing to Company as agreed. Seller and Company shall each have as long as 5 days in which to cure an unpaid remittance if due to delays caused by Company, force majeure including but not limited to: strikes, riots, labor disputes, war or civil disturbance; court order, acts of God, computer or power failures (provided that Seller has commercially reasonable disaster recovery plans in place to protect its business) or other causes outside its reasonable control. Upon any termination, Seller will immediately remit in good funds all amounts then owing to Company. Seller remains liable to Company until Seller has fulfilled all of its obligations to Company.

c.	Hardship Termination. In the event that due to regulatory or government prohibition that renders either party unable to continue to provide the Money Transfer Services, such party may elect to terminate this Agreement as to the Money Transfer Services only for hardship in accordance with the following provisions. Before electing such a hardship termination, the party so electing shall provide the other party with 180 days (or such shorter period if required by law) advance written notice of its intention to terminate including the section of the law or regulations or government action that gives rise to the prohibition. The non-terminating party shall then have the right to either accept such notice of termination or object to the termination. If the non-terminating party objects to the hardship termination then such party shall provide written notice of its objection and rationale no later than 30 days after its receipt of the notice of termination. Upon objection by the non-terminating party, the matter shall be submitted to dispute resolution pursuant to the provisions of Section XVI hereof; provided, however, following a hardship termination hereunder by Company, Seller may engage a third party to provide money transfer services for the remainder of the current term of this Agreement.

d.	Termination for Material Adverse Change. In the event that, in the commercially reasonable good faith judgment of Company, there has been a material adverse change in Company’s business or network of representatives due in whole or in substantial part to the provision of Money Transfer Services by Seller hereunder, then Company shall have the right to terminate this Agreement as to the Money Transfer Services only. Before electing such a termination, Company shall provide Seller with 180 days advance written notice of its intention to terminate including a description of the material adverse change. Seller shall then have the right to accept such notice of termination or object to the termination. If Seller objects to the termination, then Seller shall provide written notice of its objection and rationale no later than 30 days after its receipt of the notice of termination. Upon objection by the Seller, the matter shall be submitted to dispute resolution pursuant to the provisions of Section XVI hereof; provided, however, following a material adverse change termination hereunder by Company, Seller may engage a third party to provide money transfer services for the remainder of the current term of this Agreement.

Within 30 days after any termination in accordance with this Section XIII, the parties shall conduct a final accounting to determine the final amounts due and owing between them for transactions completed prior to the termination date. All such amounts shall be paid immediately following such accounting. If the termination is for hardship or material adverse change in accordance with this Section XIII, then no further damages or other compensation shall be payable by either party. The provisions of this Agreement regarding (i) the return of Company’s equipment and other property, including Seller’s payment therefore, and (ii) each party’s indemnification rights under Section VI shall remain in effect subsequent to the termination of this Agreement.

e.	Extension of Term. In addition to the Commissions specified herein, Seller shall be entitled to an extension payment, as follows (“Extension Payment”):
(i)	Extension Options - On or before the eve of each anniversary of this Agreement (January 31 of each year during the initial term of this Agreement) Seller shall have the option to extend the term of this Agreement by one year (to January 31, 2010) or two years (to January 31, 2011). Seller shall be entitled to an Extension Payment of an additional [*] of the applicable Consumer Fee in extending the Agreement by one year (to January 31, 2010) or an additional [*] of the applicable Consumer Fee by extending the Agreement by two years (to January 31, 2011). The Extension Payment would apply to the applicable Consumer Fee beginning on the following February 1st, and continuing for the remaining term of this Agreement.
Unless otherwise agreed by both Seller and Company, in no event shall Seller be entitled to exercise options to extend the term of this Agreement by more than two additional years extending this Agreement beyond January 31, 2011, or be entitled to extension payments increasing its base commission by more than [*].
(ii)	Extension Notification - Seller will notify Company in writing of intent to exercise one of the extension options described above on or before the eve of the anniversary date (January 31 of each calendar year) to allow for administrative execution of the additional applicable Performance Bonus referenced in Money Transfer Section 6.b..
XIV.	SIGNAGE/ADVERTISING/PROPRIETARY MATERIAL.

Seller shall be solely responsible for advertising and promoting Seller branded Services, including providing all signage and shall pay all costs and expenses of such advertising. Seller and Company understand that the decision to display signage at Seller Locations will be made on a location by location basis. Seller will comply with Company branding standards. Seller agrees to use its good faith efforts to promote the sale of the Services according to a mutually agreed upon marketing plan, budget and schedule, both at the corporate level as well as at the individual Locations.

Company shall be solely responsible for advertising and promoting the MoneyGram branded Money Order, Money Transfer and Express Payment network generally, and shall pay all costs and expenses of such advertising.

Company hereby grants to Seller and Seller hereby grants to Company, a limited, non-exclusive, non-transferable, royalty-free license to use, solely for use in connection with the Services during the term of this Agreement, the other party’s name, logo, trademarks, service marks, related trade names and company names and other identifying marks (collectively “Marks”). Each use of a party’s Marks hereunder by the other party shall be subject to the prior written approval by such first party of the form, content and proposed use of the materials in which the Marks are to be used.

[*]	Please refer to footnote on page 1.

Each party will use materials containing the other party’s Marks for the benefit of such other party, and will immediately stop using such materials upon termination of this Agreement. Each party will return the materials to the other party or destroy them, as determined to be the most economical means by the party which is the owner of the Marks used therein, within 14 business days of a request for return or destruction.

Company may use Seller’s name and Locations in any listing of Money Transfer Services network locations, materials and medium, and Seller hereby approves such use.

XV.	CONFIDENTIALITY. The parties agree to keep confidential the terms and conditions of this Agreement. Neither party will issue a press release except by agreement with the other party.

XVI.	DISPUTE RESOLUTION. The parties agree to resolve any disputes in accordance with the following procedures:
a.	If any controversy arises from or relates to this Agreement or the performance or breach thereof (“Dispute”), the parties shall make an effort to negotiate a resolution in accordance with this Section XVI. If either party declares that a Dispute exists, the parties agree to use their best efforts and to attempt in good faith to resolve the Dispute promptly by negotiations between the designated representatives having authority to settle the Dispute. Either party may give the other party written notice of any Dispute not resolved in the normal course of business (“Notice of Dispute”). Within 30 days after receipt of the Notice of Dispute by the receiving party, the receiving party shall submit to the other a written response which shall include a statement of such party’s position. Within 90 days following receipt of such Notice of Dispute the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. In the event that these business-oriented negotiations are unsuccessful in resolving a Dispute, the parties shall escalate the Dispute first to the highest ranking officer of the party who shall have operational responsibility for the Service and in turn to the Vice President and General Manager Global Funds Transfer of MoneyGram and Senior Vice President Wal-Mart Stores, Financial Services Division respectively as necessary in further attempt to resolve the Dispute.

b.	In the event a Dispute has not been resolved by negotiation, then the parties agree that Delaware law shall apply.
XVII.	TRAINING.
a.	Seller agrees to use its good faith efforts to train its employees on Company’s products and services, including compliance procedures. Seller may request assistance from Company, at Seller’s expense.

b.	Seller will develop computer based learning (“CBL”) modules for the Money Transfer Services, to be included with Seller’s other CBL training.
XVIII.	DEFINITIONS. Except as otherwise set forth in the Agreement, the terms below shall be defined as follows:

“Adjusted Company Consumer Fee” means the Company Consumer Fee, adjusted as provided in Section 4 under Money Transfers.

“Company Consumer Fee” means the published consumer fee (exclusive of temporary price promotions of less than 90 days duration) that Company directs its representatives (other than Seller) to collect from each consumer sender for the Company’s Money Transfer Services without regard to the MoneySaver value program or any other loyalty program.

“Commissions” means amounts payable by Company to Seller as a commission on any Transfer Send, Transfer Receive, or Express Payment transaction; each as further specified in Section 6 under Money Transfers.

“Company’s Money Order and Money Transfer System” means hardware, software and/or specifications provided by Company to Seller to allow Seller to perform Money Order Services and/or Money Transfer Services, including, but not limited to Company’s DT3 equipment, DeltaWorks! software, MoneyWorks! software, Agent Connect specification or other proprietary software, hardware, information or materials.

[*]

“Confidential Information” means Company’s confidential business or technical information, including without limitation, terms and conditions of this Agreement, training materials, transaction software, Identification Number, PIN, Company’s written policies and procedures and all data regarding consumers which Seller obtains solely as a result of offering Money Transfer Services.

“Contract Year” means each successive period of 12 months starting on February 1 of each year, and ending on the day prior to the anniversary of that date.

“Corridor” means any Market pair designated by Company from time to time, made up of a Market from which a transaction is sent and the Market in which the sending consumer designates the transaction is to be received.

“Currency Exchange Spread” for any money transfer transaction shall be an amount computed as follows: (a) The amount that would be paid out in local currency for the Transfer Amount shall be computed at the average currency conversion rate offered by the applicable money transfer company during the previous 30 days; (b) The amount that would be paid out in local currency shall then be computed as though the Transfer Amount would be paid out in local currency at a currency conversion rate equal to the average rate specified by Bloomberg during the same 30-day period for the purchase of such local currency (“Bloomberg Rate”); (c) The difference between the result obtained in (b) and the result obtained in (a) shall be converted to U.S. dollars at the Bloomberg Rate and shall be considered the Currency Exchange Spread.

“Designated Marketing Area” means a designated market area as defined by Nielsen Media Research.

“ExpressPayment” means the Company’s emergency bill payment service pursuant to which consumers may pay bills at Seller locations for same-day credit to billers with whom Company has contracted.

“Good Reason” means any event outside the control of Company that increases the cost to Company of processing money transfer transactions for a Corridor or Corridors as to which Seller completed at least twenty percent (20%) of its Transfer Send transactions during the previous twelve months. “Good Reason” includes but is not limited to: increases in the cost of providing telecommunications services to receiving agents in the Corridor, increased or new application of taxes, including withholding taxes, to money transfer transactions (other than U.S. taxes imposed generally on corporate income), increased or different levels of regulatory compliance applicable to the Corridor or the money transfer business generally, heightened security or other measures required by law or regulation, war, riots, or natural disaster.

“Location” means a retail store facility operated by Seller from which Money Transfer Services and Money Orders are offered. The initial Locations are identified in the List of Locations (Schedule A) attached hereto.

[*]	Please refer to footnote on page 1.

“Market” means an area designated by Company from time to time, which shall be a Designated Marketing Area or larger geographical area from which transactions are sent and a country in which transactions are received.

“Money Order Services” means the money orders, supplies, reconciliation, and related services provided by Company to Seller pursuant to this Agreement.

“Money Transfer Services” means the Transfer Send, Transfer Receive and ExpressPayment transactional services offered by Company under the trade or service mark MoneyGram®, “Wal-Mart International Money Transfer by MoneyGram” or any other name, trade name or service mark Company and Seller may designate.

“MoneySaver” means the Company’s loyalty program that provides participating consumers with better value based on the availability of additional information regarding the consumer and his or her money transfer transaction history through participation in the program.

“Multi-Currency System” means a proprietary system developed by Company that enables Company to set currency exchange rates among local currencies.

“Total Consumer Cost” as to transactions completed entirely in U.S. dollars, and transactions in any Corridor where the Multi-Currency System is not in effect, means the total consumer fee or charge (as adjusted by any applicable loyalty or similar program) for the representative Transfer Amount but not including any Currency Exchange Spread. For any Corridor as to which the Multi-Currency System is in effect, the Total Consumer Cost shall include the total consumer fee or charge (as adjusted by any applicable loyalty or similar program) for the representative Transfer Amount plus the Currency Exchange Spread. The representative Transfer Amounts shall be $300 and $500 only.

“Transfer Amount” means the funds collected from a consumer for the purpose of being transferred to a recipient, excluding all applicable Wal-Mart Consumer Fees.

“Transfer Receive” means the transactional segment of Money Transfer Services wherein Seller receives a request to disburse funds in accordance with Money Transfer Section 6 of this Agreement

“Transfer Send” means the transactional segment of Money Transfer Services wherein Seller collects the Transfer Amount and Wal-Mart Consumer Fee from a consumer and initiates an electronic request to the Company to disburse funds in accordance with Money Transfer Section 5 of this Agreement.

“Wal-Mart Consumer Fee” means the fee, as established by Seller in accordance with the terms of this Agreement, which Seller shall charge each consumer sender for the Money Transfer Services.

XIX.	GENERAL PROVISIONS.

a. This Agreement may be signed in counterparts, but will not be effective until each party has signed at least one copy of this Agreement. Each signed copy of this Agreement will be an original of this Agreement, but all signed copies of this Agreement together will amount to one and the same Agreement. The parties agree that copies of executed documents received via facsimile will be deemed to be originals for all purposes.

b. As of February 1, 2005, this Agreement supercedes any and all agreements, either oral or written, between the parties hereto with respect to the subject matter hereof (including the Original Agreement between the parties) and contains all the covenants and agreements between the parties with respect thereto. Notwithstanding the foregoing, any existing agreement or obligation of the parties relating to confidentiality or non-disclosure of information shall remain in effect.

MONEY ORDERS
     Company issues money orders, which are drafts drawn by Company on Company. Company is liable under the law to pay the money orders when they are presented for payment and agrees to do so unless Company has a legal defense. Seller does not acquire any right, title, or interest in the money orders. All money orders remain the property of the Company.
1.	SALES. Seller’s acceptance of any form of payment other than cash is at Seller’s sole and exclusive risk, and Seller shall be liable to Company for the face amounts of all money orders sold by Seller, regardless of whether Seller ultimately receives payment. Seller agrees to imprint each money order with the amount. Seller will not issue a money order for more than $1000.00 per item. In addition, until otherwise agreed, Seller shall have the right to issue money orders payable to its vendors in face amounts up to but not exceeding $9,999.99 per item. Seller is authorized to use money orders for its own or its affiliates’ obligations for payments to store vendors, on an as-needed basis.

Seller agrees to suspend selling Company money orders immediately upon written notice from Company of termination of this Agreement.

2.	COMPENSATION. As compensation for the Money Order Services, Seller agrees to make fee payments to Company or Company agrees to make rebates to Seller as follows. The fee or rebate will be recalculated after each calendar quarter based on the previous quarter’s volume. The new fee/rebate will be effective on the first day of the following quarter. Should Seller be eligible for a fee rebate based on the schedule below, the rebate will be paid within 30 days after the end of the applicable calendar quarter.

Average Items/Store/Month	Fee or Rebate per Item
Below [*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*] and above	[*]

Dispenser Fee: None
3.	CARE OF BLANK INSTRUMENTS. Seller agrees to use reasonable care to keep blank money orders safe at all times and safeguard equipment and unissued money orders. Company will be responsible for loss of blank money order forms only when all of the following conditions occur:
a.	Seller is not at fault, or negligent, or in breach of this Agreement;

b.	Seller has given the same protection to the blank money order forms that a reasonably prudent person would give to his own cash; and

c.	Company receives notice, including the serial numbers of the missing blank money orders, by telephone within 24 hours of the time that Seller learns (or should have known) of such loss.
4.	REQUESTS FOR STOP PAYMENTS. Seller has no legal right to stop payment of Company’s money order. Seller may request that Company refuse payment of a money order sold by Seller. If Company stops payment of a money order at Seller’s request, Seller agrees to indemnify Company against claims of a holder and pay the reasonable expenses and attorneys’ fees to defend any legal action that results.

5.	FINANCIAL RESPONSIBILITY. Each party agrees to maintain a sound financial condition. Company will maintain funds sufficient to pay its money orders when they are presented for payment.

[*]	Please refer to footnote on page 1.

6.	REMITTANCES AND REPORTS. Seller agrees to remit to Company the amounts of all money orders sold and fees as provided in this Agreement. Seller will remit the face amount and fees to Company daily by bank wire for the previous day’s sales. Remittance will be made on Monday for the previous Friday, Saturday and Sunday sales. Company to provide Seller with previous day’s sales by 10:00 a.m.

When a remittance day falls on a bank holiday, Seller will remit on the banking day after the holiday. Seller agrees to allow Company continuous access to the information in electronic dispensers.

7.	REFUNDS TO PURCHASER; “Safe to Cash.” Seller may cash a money order for a customer (whether or not the money order was issued by Seller) provided Seller takes the original money order and deposits it in Seller’s account. Seller acts at its own risk if it cashes a money order for a purchaser without depositing the money order, except to the extent caused by any act or failure to act (whether negligent, dishonest, or otherwise) by Company or Company’s employee (whether or not acting within the scope of employment.)

Company may, during the term of this Agreement, develop a system interface that would allow Seller access to Company’s database in order to confirm the validity of a money order before Seller cashes it (the “Safe to Cash Service”). If Company develops the Safe to Cash Service, Company will make it available to Seller for a charge. If Seller uses the service according to instructions, Company and not Seller will be liable for any money order that Seller cashes based on information in the systems that the money order is valid and unpaid.

MONEY CENTER EXPRESS (MCX)
MONEY ORDER PILOT
     The parties intend to pilot a kiosk called the “Money Center Express” or “MCX,” in connection with certain third parties, for the sale of incremental Company money orders. The money orders sold through the MCX kiosk during the pilot are subject to the following additional terms and conditions. In the event of a conflict between the terms contained in this section and the terms contained in another part of this Agreement, the term contained in this section shall be controlling with respect to money orders sold through the MCX kiosk.
1.	Term. The term of the MCX kiosk pilot shall be six months from the date of the first in store installation. The pilot shall include 25 Locations, unless otherwise mutually agreed by the parties. At the conclusion of the pilot, the parties will assess the results of the pilot according to a list of agreed upon metrics. Incremental money order volume metrics measured will exclude vendor payments. The parties shall negotiate in good faith regarding the MCX kiosk program. The terms for any continuation or roll-out of the MCX program will be documented in an addendum to this Agreement.

2.	Fees. As compensation for money orders sold via the MCX kiosk, Seller agrees to make fee payments to Company of [*] per money order. The fees payable under this section will be subject to a remittance schedule established by Company.

3.	Compliance. The parties agree to comply with all laws and regulations applicable to selling Company money orders via the MCX kiosk, including compliance reporting. The parties will develop and document a program to ensure such compliance, which shall be mutually agreeable to both parties.
4.	MCX Technology. Certain equipment and software provided by Company to Seller, including the DT3 terminals and 2100 dispensers (the “MCX Equipment”) which will be provided by Company to Seller to be incorporated into the MCX kiosk being developed by Seller’s subcontractor(s), contain trade secrets and technology protected by patents. Neither Seller nor Seller’s subcontractor shall obtain any rights to any DT3 or 2100 dispenser technology.

5.	Service Levels. The MCX Equipment will be covered by the MCX section in the Service Level Agreement between the parties.

6.	Supplies. Company will provide Seller with supplies, including money order paper, printer ribbons, and other supplies for Company equipment. The supplies will be delivered via a delivery method selected by Company, to an address directed by Seller. Seller shall provide reasonable notice to Company, in writing, of any change in the delivery address for the specified MCX Equipment.

7.	Subcontractors. Either party may subcontract all or any part of its obligations with respect to the MCX kiosk pilot. However, such party will fulfill and perform or cause its subcontractor(s) to fulfill and perform all of the terms and every payment, covenant and condition which the party is required to make or perform under this Agreement.

[*]	Please refer to footnote on page 1.

MONEY TRANSFERS
     Company’s Money Transfer Services will be offered to Seller’s customers as the “Wal-Mart International Money Transfer by MoneyGram” or any other name upon which the parties mutually agree.
1.	COMPANY’S INSTRUCTIONS. Seller agrees to follow Company’s instructions for the provision of the Money Transfer Services. Company may change the instructions from time to time as long as they remain reasonable and provided Seller is given reasonable prior written notice thereof.

2.	COMPETING SERVICES. [*] For purposes of this paragraph 2, the provision of money transfer and/or money orders through a self-service or automated method or kiosk shall not be considered an additional feature, but rather is a separate product not included as part of this Agreement. An additional feature or service will be considered material only if it is likely to result in a material increase in transaction volume for the Money Transfer Service (e.g., a feature which would make a transaction easier for a consumer to execute or complete, to a degree that it is likely to result in a material increase in transaction volume).

3.	MONEY TRANSFER PROCEDURES. The Identification Number (as defined below) and PIN (as defined below) must be provided by Seller to the Company each time a Transfer Send or Transfer Receive request is made. Identification Number means the unique and confidential Seller identification number provided by Company to each Seller Location conducting Transfer Send and Transfer Receive transactions. Personal Identification Number (“PIN”) means a second confidential identification number provided by Company to each Seller conducting Transfer Send and Transfer Receive transactions. The PIN will be changed if the security of either identification number has been compromised. It is Seller’s obligation to ensure that its Identification Number and PIN (collectively, the “Numbers”) are kept confidential. Seller agrees to take all commercially reasonable precautions necessary to prevent disclosure of and access to the Services by unauthorized persons and will notify Company immediately if Seller knows or suspects that the Numbers have been disclosed. Company will, as soon as practicable, issue new Numbers to Seller. Seller shall be liable for all use or misuse of its Numbers and shall assist Company in investigating the circumstances of such misuse. Seller hereby acknowledges that the Company will refuse to authorize transactions if the correct Identification Number and PIN are not provided. Seller agrees that Company shall have the right, at any time, to refuse any Transfer Send or Transfer Receive request. Company will not refuse Transfer Send or Receive requests unreasonably.

4.	CONSUMER FEE PRICING; TRANSFER SEND AND EXPRESS PAYMENT TRANSACTIONS.
a.	For each Transfer Send and Express Payment transaction, Seller shall collect from the consumer the Transfer Amount and applicable Wal-Mart Consumer Fee (reduced, where applicable, by the MoneySaver value program). Company will include the Wal-Mart Consumer Fee schedules, which may be amended from time to time in accordance with the terms of this Agreement, in Company’s System. [*] and no higher than Company Consumer Fee or Adjusted Company Consumer Fee for a comparable transaction. Seller agrees to provide the Company with at least 21 days advance notice of any changes in the Wal-Mart Consumer Fee, to allow Company sufficient time to adjust its computer systems and provide for adequate communication to the Company’s agent network.

b.	Seller shall offer the MoneySaver value program, which shall be applicable to the Wal-Mart Consumer Fee at the same rate (as a percentage of Consumer Fee) offered by Company to all MoneySaver cardholders. Company and Seller will mutually agree on any changes in the MoneySaver value program relating to pricing for the Money Transfer Services.

c.	Seller will follow Company’s prescribed procedures in connection with currency exchange rates as to international transactions. Seller understands and agrees that Company will not set the currency exchange rate applicable to all currency conversions. For those Corridors where Company does not set the rate, the local Company retail representative will determine the currency exchange rate at the time of the Transfer Receive. Company will determine the currency exchange rates for all Transfer

[*]	Please refer to footnote on page 1.

Sends from the United States to Mexico and from the United States to certain other countries pursuant to its Multi-Currency System. Company will determine which currencies and Corridors will be included in the Multi-Currency System from time to time.

d.	Company agrees that it will use best efforts to establish Total Consumer Costs that are lower than the published Total Consumer Costs established by any money transfer service competitor with a larger market share than Company, for comparable money transfer service (exclusive of temporary price promotions of less than 90 days in duration.) [*]
(i)	If Company decreases the Company Consumer Fee for any reason, other than as set forth in section 4.d.(iii), below, then Company’s Consumer Fee Schedule shall be automatically amended to include the new Company Consumer Fees which shall also be the Adjusted Company Consumer Fees for purposes of computing the Commissions hereunder. In addition, the Wal-Mart Consumer Fee Schedules shall be amended accordingly, if necessary, effective 21 days after notice from Company, or at such earlier date as the parties may mutually agree.

(ii)	If Company wishes to increase any Company Consumer Fee at any time after the effective date of this Agreement, it will give Seller 21 days advance written notice (or such lesser notice as the parties may mutually agree) which shall include the reasons for the Company Consumer Fee increase. If the Company Consumer Fee increase is for Good Reason, or if Seller does not deliver written notice of its objection to Company within the 21 day period, then Company’s Consumer Fee Schedule shall be automatically amended to include the new Company Consumer Fees, which shall also be the Adjusted Company Consumer Fees for purposes of computing the Commissions hereunder. If the Company Consumer Fee increase is not for Good Reason and Seller objects to the increase within the 21 day period, then for purposes of computing the Commissions hereunder, the Company Consumer Fee in effect prior to the increase shall be the Adjusted Company Consumer Fee.

(iii)	Notwithstanding anything to the contrary contained herein, Company may engage in pricing promotions or pricing tests in specified Designated Marketing Areas. Such temporary price promotions shall not be deemed a decrease or increase to the Company Consumer Fee or Company Consumer Fee Schedule for purposes of this section.

(iv)	If Company agrees to adjust its pricing according to a request by Seller, (whether such request is for promotional, test or permanently modified pricing), the Commission rate payable to Seller under section 6, below, for transactions subject to the modified pricing may be subject to renegotiation.
e.	Seller shall not charge consumers additional fees of any kind or nature other than as provided in this Agreement unless agreed to by Company.

f.	(i) Seller shall comply with all applicable laws and regulations with respect to the collection of Wal-Mart Consumer Fees, as directed by Company. If Seller becomes aware of a law or regulation which applies to a money transfer transaction, but which is or may be contrary to any direction from Company, Seller shall comply with such law or regulation and give Company notice of such compliance, directed to Company’s Law Department. Seller shall be liable to Company for the Transfer Amount and Wal-Mart Consumer Fee related to any Transfer Send initiated by Seller, regardless of whether Seller ultimately receives payment. Seller is fully responsible and unconditionally liable for all Transfer Sends initiated by individuals at the Locations, for giving Seller’s Identification Number and PIN to the Company’s transaction center, and for all Transfer Sends which are verified by Company, whether or not Seller gives its Identification Number and PIN. Seller and Company will cooperate to develop and maintain mutually agreed upon programs intended to prevent fraud.
(ii) Seller also agrees to take such actions as commercially reasonably requested by Company to prevent fraudulent Transfer Send and/or Receive transactions. Actions requested by Company include but are not limited to instructions in Company’s Money Transfer Services agent guides, fraud and money laundering prevention guides (as updated from time to time) fraud alert memos,

[*]	Please refer to footnote on page 1.

correspondence and various other communications whether verbal or written, from Company to Seller.

5.	TRANSFER RECEIVE TRANSACTIONS. Seller shall follow the computerized or telephonic authorization procedures specified by Company prior to disbursement of the Transfer Amount. Seller shall maintain the ability to disburse at least $900 in cash for each Transfer Receive. If a Transfer Receive involves an amount which exceeds that amount or if the recipient requests disbursement in a form other than cash, Seller will disburse the transfer amount by issuing a money order to the recipient through use of the System. Seller shall deposit a Money Order in the amount of each Transfer Receive transaction paid out in cash in order to itself receive reimbursement for cash disbursed. Seller is fully responsible and unconditionally liable for all amounts which Seller, pursuant to a Transfer Receive, wrongfully disburses either to a person other than the intended recipient or as a result of paying out an incorrect amount. Seller shall pay all such wrongful disbursement amounts to Company upon demand, unless such wrongful disbursement was caused by Company or its employees.

6.	COMPENSATION.
a.	Base Commission. Company and Seller agree that beginning on February 1, 2005, Seller shall be entitled to Commissions on Money Transfer transactions (including Transfer Sends, Transfer Receives and Express Payment transactions), in the amount of [*] of the applicable Consumer Fee. Commissions payable to Seller on any new products will be negotiated.
b.	Performance Bonus. In addition to the above Commissions and Extension Payment, Seller shall be entitled to a Performance Based Bonus, as follows (“Performance Bonus”):

Number of Money Transfer transactions	Performance Based Bonus
(per Contract Year)	(as a percentage of the applicable Consumer Fee)

[*]	[*]
[*]	[*]
[*] or more	[*]
For example, if Seller completes [*] transactions in a Contract Year, Company will pay Seller the applicable Performance Bonus on all transactions in excess of [*] in such Contract Year (e.g., [*] for transactions [*] — [*]; [*] for transactions [*] — [*], etc.). For the following Contract Year, Company will continue to pay Seller the same Performance Bonus Seller was entitled to as of the last day of the preceding year. In the event, at the end of such following Contract Year, Seller’s transaction volume for such year did not entitle Seller to the Performance Bonus paid by Company, Seller will refund the Performance Bonus, or applicable portion thereof, to Company within 30 days following the end of the Contract Year. Seller shall be entitled to a Performance Bonus in the upcoming Contract Year based on the transaction volume tier reached in the previous Contract Year.
c.	Refunds and Hardship Transactions. No Wal-Mart Consumer Fee will be charged and no Commissions or other compensation will be paid to Seller for processing refunds or hardship transactions.
7.	NET SETTLEMENT PROCEDURES. Settlement of funds will be on a daily basis. Amounts owed to Company for the Transfer Amount(s) and Wal-Mart Consumer Fee(s) relating to Transfer Send and Express Payment transactions initiated by Seller (“Company Amounts”) shall be totaled on a daily basis and Seller shall transfer said amount into a banking account designated by Company by bank wire transfer on the same day. Commissions due to Seller for Transfer Sends, Transfer Receives and Express Payment transactions shall be calculated on a daily basis and Company shall initiate the transfer of said amount into a banking account designated by Seller via ACH on the day following the calculation of the applicable Commissions. Calculation of the daily Commission shall be based on the Commission rates identified herein. Settlement for transactions occurring on Friday, Saturday, Sunday, and any day as to which federally chartered banks in the United States are not open for business shall be made on the following business day for Company Amounts and on the second business day for Commissions.

[*]	Please refer to footnote on page 1.

Company shall make settlement calculations pursuant to its accounting settlement procedures. Unless either party objects, all settlement reports submitted by Company to Seller shall be deemed accurate 90 days following the date of preparation.
Wal-Mart Stores, Inc.
SIGNATURE: /S/ Thomas M. Schoewe
PRINT NAME: Thomas M. Schoewe
TITLE: Executive Vice President & Chief Financial Officer
Accepted for Travelers Express Company, Inc. and MoneyGram Payment Systems, Inc.:
SIGNATURE: /S/ Anthony P. Ryan
PRINT NAME: Anthony P. Ryan
TITLE: VP/GM
Schedule A            List of Locations

Schedule B            Service Level Agreement

Schedule C            Agent Connect Addendum

Amendment 1
to
Money Services Agreement
RECITALS:
A.	MoneyGram and Seller are parties to that certain Money Services Agreement effective February 1, 2005 (the “Agreement”) relating to the rendering of Money Order, Money Transfer and related services.

B.	The parties wish to amend the Agreement to provide for additional services and to modify certain terms and conditions of the Agreement, as set forth herein.
AGREEMENT:
In consideration of the following terms and conditions, the parties agree as follows:
I. Money Center Express (MCX)
i.	Completion of pilot. The parties have completed the pilot phase of the MCX project, and intend to roll-out kiosks called the “Money Center Express” (“MCX”) or “Money Services Express” (“MSX”), in connection with certain third parties, for the sale of incremental Company money orders.
     The term “MCX” will be used to represent both the MCX and MSX in this Amendment. All terms and conditions in the Agreement which apply to the MCX shall also apply to the MSX. The money orders sold through the MCX kiosk are subject to the following additional terms and conditions. In the event of a conflict between the terms contained in this section and the terms contained in another part of this Agreement, the term contained in this section shall be controlling with respect to money orders sold through the MCX.
ii.	Roll Out. Seller agrees to provide Company with 16 weeks notice of rollout of MCX units. Once agreed, any modifications to the roll out schedule shall be mutually agreed by the parties.

iii.	Fees. As compensation for money orders sold via the MCX kiosk, Seller agrees to make fee payments to Company of [*] per money order for all money orders sold through January 31, 2006. After January 31, 2006, the fees payable by or rebates payable to Seller shall be determined pursuant to section II., below.

iv.	Non-MCX Money Order Sales. Seller shall maintain non-MCX money order sales at Associate manned service counters in each Location at all times during this Agreement, during all hours of operation of such service counters.

v.	Compliance. The parties agree to comply with all laws and regulations applicable to selling Company money orders via the MCX kiosk, including compliance reporting. The parties will develop and document a program to ensure such compliance, which shall be mutually agreeable to both parties.

vi.	MCX Technology. Certain equipment and software provided by Company to Seller, including but not limited to the terminals and dispensers (the “MCX Equipment”) which will be provided by Company to Seller to be incorporated into the MCX kiosk being developed by Seller’s subcontractor(s), contain trade secrets and technology protected by patents. Neither Seller nor Seller’s subcontractor shall obtain any rights to any terminal, dispenser or other equipment or technology provided by Company.

vii.	Service Levels. The MCX Equipment will be covered by the MCX section in the Service Level Agreement between the parties.

[*]	Please refer to footnote on page 1.

viii.	Supplies. Company will provide Seller with supplies, including money order paper, printer ribbons, and other supplies for Company equipment. The supplies will be delivered via a delivery method selected by Company, to an address directed by Seller. Seller shall provide reasonable notice to Company, in writing, of any change in the delivery address for the specified MCX Equipment.

ix.	Subcontractors and Suppliers. Either party may subcontract all or any part of its obligations with respect to the MCX kiosk. However, such party will fulfill and perform or cause its subcontractor(s) to fulfill and perform all of the terms and every payment, covenant and condition which the party is required to make or perform under this Agreement. Neither party will involve any subcontractor or supplier in the MCX kiosk project until the other party shall have negotiated an acceptable Confidentiality Agreement with such subcontractor or supplier.
II.	COMPENSATION AND FEES.
The following provisions shall amend the Money Services Agreement, as applicable, including Section XIII., the terms and conditions stated in the “Money Orders” section, and shall further apply to money orders sold via the Money Center Express (MCX).
A.	MONEY ORDERS
i. Remittance Schedule. Fees and/or rebates payable pursuant to this section shall be subject to the remittance schedule established in the Agreement, or such other remittance schedule communicated in writing by Company to Seller.
ii. Blended Basis Tiering Options. The compensation schedule specified in section iii., below, shall apply to all money orders sold on or after February 1, 2006, whether at a manned service counter or through an MCX kiosk. The fee or rebate will be recalculated after each calendar quarter. Any rebate payable to Seller shall be paid within 30 days after the end of the applicable calendar quarter. The schedule set forth in section iii. shall amend and replace the terms in paragraph 2. (Compensation) of the Money Order section of the Agreement.
iii. Money Order Fees. The rebate payable in the first quarter after the effective date of this Amendment shall be [*]. Thereafter, the fee or rebate shall be recalculated as specified by the table below and section ii., above.

** Money Orders: Customer Service Desk and MCX Money Order Product
MCX
Units		Average Items/Store/Month Fee or Rebate per Item for all Money Orders
Below
	Transactions	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]		[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]		[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]		[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]		[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]		[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
F= Fee to Company; R= Rebate to Seller

[*]	Please refer to footnote on page 1.

B. MONEY TRANSFERS
i. Additional Money Transfer Commission. Seller shall be entitled to an Extension Payment of an additional [*] of the applicable Consumer Fee. The Extension Payment would apply to Money Transfer transactions conducted by Seller beginning on February 1, 2006.
ii. Performance Bonuses. The Money Transfer Section of the Agreement, section 6b., is hereby amended as follows:
In addition to the above Commissions and Extension Payment, Seller shall be entitled to a Performance Based Bonus, as follows (“Performance Bonus”):

Number of Money Transfer transactions	Performance Based Bonus
(per Contract Year)	(as a percentage of the applicable Consumer Fee)

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
iii. Term. Section XIII. of the Money Services Agreement is amended such that the initial term of the Agreement shall continue through January 31, 2010. This section is further amended to modify Section XIII. e.(i), as follows:
     “(i) Extension Options — On or before the eve of each anniversary of this Agreement (January 31 of each year during the initial term of this Agreement) Seller shall have the option to extend the term of this Agreement by one additional year (to January 31, 2011). Seller shall be entitled to an Extension Payment of an additional [*] of the applicable Consumer Fee, beginning on the following February 1st, and continuing for the remaining term of this Agreement.
If Seller does not give notice of its intent to terminate the Agreement by the end of the initial term by written notice given on or before January 31, 2009, the Agreement will automatically renew for an additional one year period (to January 31, 2011). However, Seller shall not be entitled to the Extension Payment related to the Extension Option.”
     The terms of Section XIII.e.ii. shall remain in effect as originally stated.
III. Additional Products and Services. This Addendum shall modify the Money Services Agreement and related attachments with respect to Money Orders and the Money Center Express (MCX) and Money Services Express (MSX) programs. The terms and conditions applicable to Money Transfers or other products or services shall not be modified by this Amendment.

[*]	Please refer to footnote on page 1.

Wal-Mart Stores, Inc.		MoneyGram Payment Systems, Inc.

Signature: /S/ Jane J. Thompson		Signature: /S/ Anthony P. Ryan

Print Name:	Jane J. Thompson	Print Name:	Anthony P. Ryan

Title: President, Financial Services		Title: President, GFT

Amendment 2
to
Money Services Agreement
RECITALS:
A.	MoneyGram Payment Systems, Inc., on its own behalf and as successor to Traveler’s Express Company, Inc. (“MoneyGram”) and Wal-Mart Stores, Inc. (“Seller”) are parties to that certain Money Services Agreement effective February 1, 2005 relating to the rendering of Money Order, Money Transfer and related services, and as amended by Amendment 1 to Money Services Agreement (as amended, the “Agreement”).

B.	The Agreement requires MoneyGram to pay all Money Orders and Money Transfers unless MoneyGram has a legal defense to such payment.

C.	This Amendment to the Agreement regarding the treatment of proceeds of Money Orders is necessary and appropriate to (i) be assured that MoneyGram is able to perform its obligations incurred after the date hereof to pay its Money Orders when they are presented for payment, and (ii) protect the interests of Seller’s customers and their payees.

D.	Accordingly, the parties wish to amend the Agreement to modify certain terms and conditions of the Agreement, as set forth herein.
AGREEMENT:
In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Effect of Amendment.

This Amendment Number 2 to Money Services Agreement shall amend the Agreement, as applicable, including certain terms and conditions stated in the “Money Orders” section.

II.	Money Order Remittances.

Beginning on Monday, February 11, 2008 and until such time as Seller holds (for the benefit of its customers and their payees) [*] in Money Order face amounts and fees, the Seller shall withhold the proceeds of Money Orders to MoneyGram pursuant to Section 6 of the Money Orders section of the Agreement based on the following schedule and in the following amounts (the “Special Remit Program”):

February 11, 2008	[*]

February 12, 2008	[*]

February 13, 2008	[*]

February 19, 2008	[*]

February 20, 2008	[*]

February 21, 2008	[*]

February 25, 2008	[*]

February 26, 2008	[*]

February 27, 2008	[*]
Thereafter, and with respect to those Money Order sales made after Seller holds the [*] referenced above, Seller shall resume remittance of Money Order face amounts and fees in accordance with Section 6 of the Money Orders section of the Agreement, provided that at all times Seller shall continue to hold at least [*] pursuant to this Amendment until such time as [*]

[*]	Please refer to footnote on page 1.

At any time following the execution of this Amendment Number 2, the Seller has the right to terminate the Special Remit Program in its sole discretion.
III. Trust.
     Immediately after the execution of this Amendment Number 2, the Seller and MoneyGram shall use commercially reasonable efforts to establish a Trust in order to maintain funds for the purpose of ensuring payment of Money Orders when such Money Orders are present for payment. MoneyGram and the Seller shall execute a Trust Agreement which contains the terms and conditions outlined below, and commence funding such trust (the “Trust”). The Trust Agreement shall be acceptable to Seller, and at a minimum shall contain the following: (1) Seller shall collect the proceeds of sales of Money Orders on behalf of its customers; (2) all amounts collected by Seller from the sales of Money Orders shall be deposited into the Trust, subject to a [*] cap applicable for a limited period; (3) the principal of the Trust would be held for the sole benefit of Seller’s customers who purchase Money Orders or their payees (the “Beneficiaries”), with the income of the Trust belonging to MoneyGram; (4) MoneyGram would be solely responsible for all Trust expenses; and (5) subject to limitations designed to adequately protect the interests of the Beneficiaries, MoneyGram would have the right to periodically request distributions from Trust principal, provided that it certifies that it is not in default under and has fully satisfied its obligations under all Money Orders requests. At any time following the execution of this Amendment Number 2, the Seller has the right to terminate the Trust in its sole discretion. The Trust shall be structured such that it will comply with all applicable legal and regulatory requirements, including any requirements pertaining to remittances to a licensed entity.
IV. Representations and Warranties
     On the date hereof, and at all times during the term of the Agreement, MoneyGram hereby represents and warrants that the execution, delivery and performance by MoneyGram of this Agreement have been duly authorized by all necessary corporate action. MoneyGram shall use best efforts to obtain any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party (including any bank), except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof. MoneyGram shall immediately notify Wal-Mart if it determines that this Amendment Number 2 or the Trust to be established hereunder violates any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to MoneyGram, and will use its best efforts to resolve such violation at no cost to and in a manner reasonable acceptable to Wal-Mart.
     MoneyGram hereby represents and warrants that the Special Remit Program does not result in a breach of or constitute a default under any indenture or load or credit agreement or any other material agreement, lease or instrument to which MoneyGram is a party or by which it or its properties may be bound or affected. MoneyGram will notify the parties to its credit agreement of the Special Remit Program, and will seek a waiver of any default or term of such agreement(s), allowing the parties to establish the Trust described above, within two (2) business days of the execution of this Amendment Number 2. If any third party (including any bank) requires additional consideration to provide such waiver allowing the parties to establish the Trust, any such consideration provided will be at no cost to Wal-Mart. In the event that the Trust is not established for any reason, Wal-Mart at its sole discretion shall have the right to terminate this Amendment, and exercise all rights and remedies available to it.
     On the date hereof, and at all times during the term of the Agreement, the Seller hereby represents and warrants that the execution, delivery and performance by the Seller of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party (including any bank), except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree

[*]	Please refer to footnote on page 1.

presently in effect having applicability to the Seller; or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Seller is a party or by which it or its properties may be bound or affected.
     MoneyGram and Seller agree to promptly provide any required notice to the parties involved in the transaction for the recapitalization of MoneyGram International, Inc.
V. Money Order Fees.
During the Special Remit Program and prior to the establishment of the Trust, money order fees payable by Seller to Company shall be paid as follows, effective February 11, 2008:

February 11, 2008	[*]

February 12, 2008	[*]

February 13, 2008	[*]

February 19, 2008	[*]

February 20, 2008	[*]

February 21, 2008	[*]

February 25, 2008	[*]

February 26, 2008	[*]

February 27, 2008	[*]

Wal-Mart Stores, Inc.	MoneyGram Payment Systems, Inc.

Signature: /S/ Jeff Gearhart	Signature: /S/ Anthony P. Ryan
Print Name: Jeff Gearhart	Print Name: Anthony P. Ryan

Title: Senior Vice President	Title: EVP & COO

Dated: February 11, 2008

[*]	Please refer to footnote on page 1.

Amendment 3
to
Money Services Agreement
     RECITALS:
A.	MoneyGram Payment Systems, Inc. (“Company”) and Wal-Mart Stores, Inc. (“Seller”) are parties to that certain Money Services Agreement effective February 1, 2005 relating to the rendering of Money Order, Money Transfer and related services, and as amended by Amendments 1 and 2 to Money Services Agreement (as amended, the “Agreement”).

B.	Company’s parent corporation, which indirectly owns one hundred percent (100%) of Company’s issued and outstanding equity securities, MoneyGram International, Inc., (“MGI”) is contemplating entering into a transaction with Thomas H. Lee Partners, L.P. and Goldman, Sachs & Co., and/or their respective Affiliates, for receipt of capital and other funding (the “Transaction”).

C.	The parties wish to amend the Agreement to modify certain terms and conditions of the Agreement, as set forth herein.
AGREEMENT:
In consideration of the following terms and conditions, the parties agree as follows:
I. Effect of Amendment. This Amendment Number 3 to Money Services Agreement shall amend the Agreement, as applicable, including Section XIII and the terms and conditions stated in the “Money Orders” section and the “Money Transfers” section. Except as modified by this Amendment Number 3 to Money Services Agreement, the terms and conditions of the Agreement remain in effect and unchanged. The effective date of this Amendment Number 3 to Money Services Agreement is February 11, 2008 (the “Effective Date”), subject to the conditions specified in Section VII, below.
II. Additional Money Transfer Commission. Seller shall be entitled to an Extension Payment of an additional [*] of the applicable Consumer Fee, making the Commissions rate [*] effective upon the closing of the Transaction. Effective February 1, 2011, Seller shall be entitled to an Extension Payment of an additional [*] of the applicable Consumer Fee, making the Commissions rate [*]. Effective February 1, 2012, Seller shall be entitled to an Extension Payment of an additional [*] of the applicable Consumer Fee, making the Commissions rate [*]. These Extension Payments supersede and replace the Extension Option that had been available under the Agreement prior to this Amendment 3 to Money Services Agreement. Thus, Section XIII e. of the Agreement and Section 6b. of the Money Transfers section of the Agreement are hereby deleted.
III. Co-operative Marketing Allowance. Company agrees to expend on behalf of Seller [*] each Contract Year to be used for the promotion of Money Transfer Services and Money Order Services at Seller Locations (the “Marketing Allowance”). The Marketing Allowance shall be used for mutually agreeable promotions each Contract Year, provided that such agreement shall not be unreasonably withheld or delayed. The parties agree that any of the Marketing Allowance that remains unused at the end of any Contract Year will be spent in the first quarter of the subsequent Contract Year, on mutually agreed signage to be installed in the Locations, marketing campaigns, or promotions, except that in the case of the final Contract Year such funds may not be carried over.
To ensure that Company and Seller appropriately use and spend the amount designated for the Marketing Allowance, Company and Seller agree to have their corporate marketing or other personnel (as opposed to individuals from a specific Location) meet in person at least once per calendar quarter to discuss the utilization of the Marketing Allowance. The time and place of such quarterly meetings shall be as mutually agreed upon by Seller and Company.
IV. Creation of Trust. Company agrees to create and maintain a trust or similar entity, which shall be satisfactory to the Seller in its sole discretion, to provide for payment of money orders and money transfers

[*]	Please refer to footnote on page 1.

sold at Seller’s Locations should Company fail to pay said money orders and money transfers (the “Trust”). Company and the Seller shall mutually agree to the payment mechanics of the Trust.
V. Term. Section XIII of the Agreement is amended such that the term of the Agreement shall continue through January 31, 2013.
VI. Change in Control.
(a) If at any time from the Effective Date to January 31, 2010, there is a Change of Control of the Company or MGI, Seller shall have the right, for a period of sixty (60) days following such Change in Control, to terminate the Agreement upon 60 days prior notice to the Company.
(b) If at any time from February 1, 2010 to January 31, 2013, there is a Special Entity Change in Control of the Company or MGI, Seller shall have the right for a period of sixty (60) days following such Special Entity Change in Control to terminate the Agreement upon 60 days prior notice to the Company.
(c) Definitions. For purposes of this Amendment Number 3, the following terms shall have meaning described herein.
“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Beneficially Own” and “Beneficial Ownership” are used herein as defined in Rules 13d-3 and 13d-5 of the Exchange Act, but without taking into account any contractual restrictions or limitations on voting or other rights.
“Board of Directors” means the board of directors of MGI.
“Business Combination” means: (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving MGI with any Person and/or the Company with any Person; or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the MGI and/or Company of all or substantially all of its assets.
“Change in Control” means the happening of any of the following events:
(i) any Person (other than any Investor or any of its Affiliates) acquires Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the then-outstanding voting securities of MGI entitled to vote generally in the election of directors (“Outstanding MGI Voting Stock”);
(ii) consummation of a Business Combination pursuant to which either (A) the Persons that were the Beneficial Owners of the Outstanding MGI Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns MGI or all or substantially all of MGI’s assets either directly or through one or more subsidiaries), or (B) any Person (other than any Investor or its Affiliates) Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination; or
(iii) approval by the stockholders of MGI of a liquidation or dissolution of MGI.
“Initial Funding Date” means the Closing Date (as defined in the Purchase Agreement).

“Investor” shall have the meaning set forth in the Purchase Agreement.
“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
“Purchase Agreement” means the Amended and Restated Purchase Agreement between Thomas H. Lee Partners, L.P. and Goldman, Sachs & Co., and/or their respective Affiliates and MGI.
“Special Entity” means [*]
“Special Entity Change in Control” means a Change in Control by a Special Entity
VII. Conditions Precedent. The obligations of both Seller and Company under this Amendment Number 3 to Money Services Agreement are expressly subject to and conditioned upon: (a) the closing of the Transaction without any material amendments to the Purchase Agreement thereto or any transaction documents related thereto, in each case, that would result in the Transaction closing regardless of a change in the Company’s financial condition that would be material and adverse to Wal-Mart; and (b) MGI’s receipt of capital and other funding pursuant to the Transaction without any reduction thereto except as reflected in the Purchase Agreement or any transaction documents related thereto. The Transaction shall not constitute a Change in Control or [*].

Wal-Mart Stores, Inc.

Signature: /S/ Jane J. Thompson

Print Name: Jane J. Thompson

Title: SVP and President of Financial Services

MoneyGram Payment Systems, Inc.

Signature: /S/ Teresa H. Johnson

Print Name: Teresa H. Johnson

Title: EVP, General Counsel & Secretary

[*]	Please refer to footnote on page 1.

SERVICE LEVEL AGREEMENT
     This Service Level Agreement (“Agreement”) supplements and amends that certain Money Services Agreement, effective February 1, 2005 by and between Travelers Express Company, Inc., MoneyGram Payment Systems, Inc. and Wal-Mart Stores, Inc. (the “Money Services Agreement”). Terms used in this Agreement but not otherwise defined herein shall have the meanings provided by the Money Services Agreement.
     Whereas, the Money Services Agreement provides that the parties will use and install the Company’s DeltaWorks! processing system to facilitate Seller’s performance of money transfers through the Company’s money transfer network, and the sale and printing of money orders through Company’s money order network; and
     Whereas, the parties wish to further clarify the components of Company’s computer systems used to process money transfers and money orders and to provide for certain service levels applicable to those systems; and
     Whereas, the parties wish to require Company to perform the Money Services Agreement in conformance with these service level requirements.
     Now therefore, the parties agree that this Agreement supplements the Money Services Agreement to add the following:
Article 1
1.1 The following defined terms shall be used in this Agreement.
1.2 Company Main Processing System. The Company Main Processing System shall mean and include the following components:
(a)	DeltaWorks: DeltaWorks means all software and the network connectivity from Company to Seller, terminating at the Seller firewall, comprised of middleware and operating system services, security and transaction routing capabilities.
(b)	Money Order System: Money Order System means the application(s) processing all money order transactions through the Company’s Tandem and mainframe computer systems, but not including the mainframe computer hardware.
(c)	Money Transfer System: Money Transfer System means the application(s) processing all money transfer authorization transactions through Company’s mainframe computer but not including the mainframe computer hardware.
1.3 DeltaWorks POS Devices: DeltaWorks POS Devices means the personal computers and printers located in Seller’s store locations for use by Seller’s customer service associates in providing the Services, which devices connect to the Seller’s network in order to process transactions through DeltaWorks.
Article 2
2.1 Service Level Standards. Company agrees that it will meet or exceed the following service level standards (“Service Level Standards”) in its performance of the Services.
(a) Computer Systems Redundancy. The Company Main Processing System shall be configured to load-balance all money transfer authorizations and money order processing between two redundant DeltaWorks processing systems as described in this subsection. If one DeltaWorks processing system has severed connectivity and does not respond to authorization and processing requests, Company will automatically reroute all subsequent requests to the other DeltaWorks processing system. Company will resume load balancing when its computer systems detect restored connectivity. The Systems shall be configured to process through the redundant network; provided however, that Company shall operate the Money Transfer System using a single IBM mainframe computer.
(b) Computer Systems Availability. The Service will be available to Seller for the processing of both Money Order Services and Money Transfer Services initiated through Company’s DeltaWorks POS Devices at the Locations 99.9% of the Committed Time during each calendar month. Availability shall be measured by dividing the aggregate time of unscheduled outage periods for a given month by the total amount of Committed Time available for that month, then multiplying by 100, and subtracting the result from 100.00%. An Unscheduled Outage shall be considered the amount of time that the Company Main Processing System (exclusive of individual Deltaworks POS Devices) is not responding to Seller’s processing requests within a 20 second timeframe of the processing request being sent by Seller. The following shall not be included in the measurement of Unscheduled Outage periods but shall be considered in the measurement of Committed Time: Seller network or telecommunications downtime, downtime at individual DeltaWorks POS Devices or other POS devises, either at Seller or at individual agent or biller locations. As used in this Agreement, (a)“Committed Time” shall mean 24 hours per day, 7 days per week, but excluding the following periods of Scheduled Outage, and (b) “Scheduled Outage” shall mean (1) that time period from 11 PM Saturday to 5:00 A.M Sunday Central Time each week during which the Company’s Money Transfer System is unavailable due to routine maintenance; and (2) any time period as to which Seller has consented to waive that down time as affecting availability.
2.2 Service Interruptions. Company will provide Seller with 48 hours advance notice of any planned interruption, including the reasons, date(s), and anticipated times for the outage. If Seller does not object to the planned interruption in writing within 24 hours after receipt of notice, then Seller shall be deemed to have agreed to the planned outage as specified in the notice, in which case such outage shall be considered a Scheduled Outage. If Seller objects to the planned interruption, it shall state the reasons for such objection and the parties shall work together in good faith to arrive at a mutually agreeable solution. Seller will not unreasonably withhold or delay consent to any planned outage.
2.3 Evaluation and Reporting of Service Level Standards. Within 15 calendar days after the end of each calendar month during the term of this Agreement, Company will provide Seller with an accurate written and graphical evaluation of Company’s performance of each of the Service Level Standards during the just concluded calendar month for each component of the Company Main Processing System. For any month in which Company did not meet a Service Level Standard, the written evaluation shall include a corrective action plan describing root cause for the failure and steps being taken to-prevent the reoccurrence of such failure.
2.4 Failure to Meet Service Level Standards. Company shall pay Seller the following penalties in the event that Company fails to meet the Service Level Standards set forth above or fails to accurately report those Service Levels to Seller within the allocated time period. If Company fails to meet anyone of the Service Level Standards during a calendar month or fails to accurately report those service level standards within the allocated time period, then Company shall pay Seller a penalty equal to [*] received by Seller during the previous quarter plus [*] percent. If Company fails to meet any two of the Service Level Standards during a calendar month, Company shall pay Seller a penalty equal to [*] received by Seller during the previous quarter plus [*] percent. If at any time Company fails to meet the SAME Service Level Standard in any 3 consecutive calendar months as to the entire Company Main Processing System, which results in a substantial impact to the Services, Seller may terminate the Agreement upon 30 days written notice to Company. Any notice of termination shall be given within 60 days following the event giving rise to the right to terminate.
2.5 Monitors and Alerting. Company shall provide continuous monitoring of all components of the Company Main Processing System to ensure Money Order Services and Money Transfer Services capabilities. Company shall immediately investigate any reduction in systems capacity or unavailability of systems at the Company Main Processing System (not individual Deltaworks P~S Devices) and shall use its best efforts to report to Seller’s Field Support within fifteen (15) minutes of discovery. Alerting shall be accomplished via industry standard protocols and methods.

[*]	Please refer to footnote on page 1.

2.6 Change Control Procedures. Company agrees to the following change control procedures for any computer systems changes that Company reasonably believes have the potential of affecting Seller’s money order and money transfer services:
     (i) Any minor system changes must be communicated in writing to Seller at least one (1) business day before they are implemented. Seller will use reasonable and best efforts to review and respond to Company within one half day of change notification. The parties shall work together in good faith to attain mutually agreeable systems change procedures.
     (ii) Any major changes must be communicated in writing to Wal-Mart at least five (5) business days before they are implemented. Seller shall have the right to walk-through and test the process with Company. Wal-Mart will use reasonable and best efforts to review and respond to Company within two days of change notification. The parties shall work together in good faith to attain mutually agreeable systems change procedures.
     (iii) Any emergency changes must be communicated via phone to Seller’s Global Communications Services (GCS) at 479-277-2674, available 24 hours per day / 7 days per week.
     (iv) Company will provide one single point of contact in case of technical questions or emergencies, and a backup contact, in case the primary is not available.
2.7 Support Services. Company shall use all best efforts to provide Wal-Mart with the support services described in this Section.
     (i) Telephone Support. Seller will receive unlimited 7 day by 24 hour (7 x 24) telephone and / or pager support for the purposes of problem identification and corrections and assistance from Company for all software, hardware, procedural, operational and networking services associated with Company’s DeltaWorks.
     (ii) Voice Transactions. Company will provide Seller, on a monthly basis, with a report regarding the number of Seller’s voice transactions and the number of Seller’s automated transactions for the previous calendar month. Company and Seller agree that Seller’s total company voice transactions shall not exceed 10% of actual transactions in any calendar quarter. If Seller’s voice transactions exceed 10% of actual transactions in any such calendar quarter then Seller shall pay Company $2.00 per voice transaction for every such transaction in excess of 10%. Voice transactions conducted during any outage of Company’s systems shall not be counted towards the limit established in this paragraph.
     (iii) Escalation Procedures To Seller. The following definitions of escalation levels are to be used as guidelines by Company personnel to define when any problem or issue will be escalated to the next defined level and what notifications Seller is to receive when that internal escalation occurs. The activities identified are the minimum required and, upon the mutual written agreement of both Company and Seller, can be supplemented by further actions during the course of the investigation in order to affect a resolution for the issue or problem.
First Level Support
Company is to provide basic help desk functions to Seller’s Locations directly (“First Level Support”). Typically, First Level Support will include product information, configuration guidance and assistance, product and problem analysis, fact and information gathering for correction of problems, as well as attempts to duplicate problems. Company is responsible for tracking all First Level Support calls and reporting the number of calls and symptom type of these calls electronically to Seller’s on a daily basis. In the event that Company First Level Support personnel begin receiving an unusual number of First Level Support calls from Seller Locations, Company is required to escalate via Seller’s Global Communication Services (GCS) organization.
Second Level Support
Second Level Support will be provided by Company’s support center in the event First Level Support is unable to resolve a problem. Company’s second level support may include a more detailed diagnosis service for identifying complex problems, errors and design faults that cannot be resolved by First Level Support.
Third Level Support
If a problem cannot be resolved with Second Level Support, Company will provide Seller with a dedicated program manager until the problem has been resolved, to provide detailed, in-depth product and problem analysis/solutions, and use all best efforts to duplicate problems. Company will also provide Seller with reasonable access to senior technical consultants within Company for final confirmation and resolution of problem analysis and to formally escalate any unresolved problems to Company’s senior management. In the event that Third Level support is engaged for any problem, Company is required to escalate via Seller’s Global Communication Services (GCS) organization.
     (iv) Escalation Procedures From Seller. The following definitions of escalation levels are to be used as guidelines by Seller personnel to define when any problem or issue will be escalated to the next defined level within Company. The activities identified are the minimum required and-upon the mutual written agreement of both Company and Seller, can be supplemented by further actions during the course of the investigation in order to affect a resolution for the issue or problem.
     (v) Severity Designations. Company and Seller agree to the following severity designations for reporting problems to Company. Seller will reasonably and in good faith designate severity.
Severity 1
Software abnormally ends or program function cannot be used and no usable work-around exists. Resulting situation is critical to the operation of the business.
Severity 2
Software function cannot be used or impacts Seller operations, but usable work-around exists. Resulting situation has some material and adverse impact on operation of the business and work-around allows business to continue with minor restrictions.
Severity 3
Software causes Seller negligible immediate impact, yet is desirable to resolve because of restrictions to operations or usability issues to Seller personnel.
     (v) Response Times. Company and Seller agree to the following response times schedule for Errors reported to Company utilizing the above severity designations previously defined. Three (3) or more failures (in a single calendar month) by Company to meet the following maximum response times shall result in a penalty to Company of [*] for that calendar month, to be paid within 15 days of the end of that calendar month.
Severity 1
Fifteen (15) minute response with best efforts at initial diagnosis and problem solving at Second and Third levels of Support. Company will use all best efforts to provide workaround(s) or problem resolution within 1 hour of initial escalation to Second Level Support. Hourly updates on progress from Company to Seller until a workaround is provided, with Company personnel working around the clock to provide the workaround.
Severity 2
Thirty (30) minute response with best efforts at initial diagnosis and problem solving at Second and Third levels of Support. Company will use all best efforts to provide additional workaround(s) or

[*]	Please refer to footnote on page 1.

problem resolution within 2 hours of initial escalation to Second Level Support. Hourly updates on progress from Company to Seller until a workaround is provided.
Severity 3
Four (4) hour response with best efforts at initial diagnosis and problem solving at Second and Third Levels of Support. Company agrees to use all best efforts to provide additional workaround(s) or problem resolution within 2 days of initial escalation to Second Level Support and to provide daily updates on progress to Seller until a workaround is provided.
2.8	Money Center Express (“MCX”). The following additional terms and conditions apply to the provision of Money Order Services via the MCX Equipment.
2.8.1	The severity designations and response times listed above do not apply to the MCX Equipment.

2.8.2	Routine maintenance on the MCX Equipment (e.g., changing printer ribbons) shall be performed by Seller or its subcontractor(s).

2.8.3	Seller shall be entitled to telephone support as identified in 2.7, above, for the MCX Equipment.

2.8.4	If a problem cannot be resolved via telephone support, Company shall contact Seller’s subcontractor within 4 hours to report the problem. Seller’s subcontractor will perform the testing protocol agreed between Company and Seller. The testing protocol is expected to be performed within 8 hours of the report to Seller’s subcontractor. If the problem cannot be resolved after Seller’s subcontractor completes the testing protocol, Company will send personnel to address the problem or send replacement equipment. The expected time frame for replacement of MCX Equipment is ___ days.
Dated this 1st day of February, 2005.
Travelers Express Company, Inc. and MoneyGram Payment Systems, Inc.

By: /S/ Anthony P. Ryan

Name: Anthony P. Ryan

Its: VP/GM

Wal-Mart Stores, Inc.

By: /S/ Thomas M. Schoewe

Name: Thomas M. Schoewe

Its: Executive Vice President & Chief Financial Officer

March 13, 2008
Ms. Jane Thompson
Wal-Mart Stores, Inc.
702 SW 8th Street
Bentonville, AR 72716
Re: Agreements relating to the Trust Agreement dated March 14th, 2008 (the “Trust Agreement”)
Dear Jane:
This letter sets forth several items of agreement between Wal-Mart Stores, Inc. (“Wal-Mart”) and MoneyGram Payment Systems, Inc. (“MoneyGram”), relating to the Trust Agreement dated March ___, 2008. If you are in agreement, please countersign this letter and return a fully executed copy to me.
1. Remittances to the Trust. Upon the establishment of the Trust, Wal-Mart shall remit funds into the trust established pursuant to the Trust Agreement (the “Trust”), rather than directly to MoneyGram as previously contemplated by the parties’ Money Services Agreement dated February 1, 2005, as amended (the “Money Services Agreement”). If for any reason a remittance is not directed to the Trust, Wal-Mart will make the remittance directly to MoneyGram as contemplated by the Money Services Agreement.
2. Refund of Special Remit Program Funds to MoneyGram. Beginning with the first remittance into the Trust, Wal-Mart will release and pay to MoneyGram, on a dollar-for-dollar basis commensurate with the funds deposited into the Trust, funds which have been withheld by Wal-Mart pursuant to the Special Remit Program established by Amendment Number 2 to the Money Services Agreement (the “Special Remit Program Funds”). The Special Remit Program Funds will be released to MoneyGram in connection with the initial [*] of remittances into the Trust, and without regard to whether the aggregate balance in the Trust is less than [*] due to withdrawals from the Trust pursuant to the Trust Agreement.
3. Wal-Mart and MoneyGram intend to minimize the negative financial impact of the Trust to the extent reasonably practicable. The parties agree that if the mechanics and operation of the Trust have a negative financial impact on either party, including on MoneyGram’s yield from the Trust assets, the parties will discuss opportunities for adjustment of the mechanics and operation of the Trust that may achieve an economic benefit over the current mechanics and operation of the Trust. For avoidance of doubt, this provision is in no way meant to modify the permissible investments in which the Trust assets will be invested, or to allow an increase in the amount of risk associated with such permissible investments.
4. The parties recognize that in the event that a Blocking Period (as defined in the Trust Agreement) occurs, a reporting and reconciliation system will be required in order to track items which have been paid or refunded by either party. The parties will work in good faith to establish and agree on such a system as soon after the establishment of the Trust as is practicable.
5. MoneyGram shall provide reporting to Wal-Mart, during the term of the Trust Agreement, in order that Wal-Mart shall have the information necessary to ensure that the amounts requested by MoneyGram to be released from the Trust pursuant to a Company Order are accurate. MoneyGram shall provide such reporting to Wal-Mart prior to the submission of any Company Order to the Trustee under the Trust Agreement. Wal-Mart will continue to provide all reporting to MoneyGram on Money Orders and Money Transfers sold in Wal-Mart Locations that was provided prior to the establishment of the Trust, unless otherwise mutually agreed by the parties.
If you agree with the above, please execute this letter agreement and return a fully executed copy at your earliest convenience.

MONEYGRAM PAYMENT SYSTEMS, INC.

Signature: /S/ Daniel J. O’Malley

Print Name: Daniel J. O’Malley

Title: SVP — President of the Americas

WAL-MART STORES, INC.

Signature: /S/ Jane J. Thompson

Print Name: Jane J. Thompson

Title: President, Financial Services

Date: 3/14/08

[*]	Please refer to footnote on page 1.